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                                                                     Exhibit 2.2

                         CERTIFICATE OF DETERMINATION OF
                         RIGHTS, PREFERENCES, PRIVILEGES
                               AND RESTRICTIONS OF
                    SERIES C 7.0% CONVERTIBLE PREFERRED STOCK
                            OF TELENETICS CORPORATION

         Michael Armani and David Stone certify that:

         A. They are President and Assistant Secretary, respectively, of Telenetics Corporation, a California corporation (the "Corporation").

         B. Pursuant to authority given by the Corporation's Restated and Amended Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following preambles and resolutions:

         WHEREAS, the Restated and Amended Articles of Incorporation of the Corporation provide for a class of shares known as undesignated Preferred Stock, issuable from time to time in one or more series; and

         WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

         WHEREAS, the Board of Directors now desires, pursuant to the authority described above, to determine and fix the rights, preferences, privileges and restrictions relating to a series of Preferred Stock and the number of shares constituting and the designation of that series.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting and the rights, preferences, privileges and restrictions relating to a series of Preferred Stock as follows:

         1. DESIGNATION. There is hereby created a series of Preferred Stock designated as "Series C 7.0% Convertible Preferred Stock" ("Series C Convertible Preferred Stock") with the rights, preferences, privileges and restrictions set forth below.

         2. NUMBER AND RANK. The number of shares constituting the Series C Convertible Preferred Stock shall be 400,000. The Series C Convertible Preferred Stock shall rank (i) senior to the common stock, no par value per share (the "Common Stock"), of the Corporation (ii) on a parity with the Series B Convertible Preferred Stock, no par value per share, of the Corporation as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and junior to the Series B Convertible Preferred Stock as to the payment of dividends, and (iii) junior to the Series A 7.0% Convertible Redeemable Preferred Stock, no par value per share, of the Corporation as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The Corporation shall have the right to create other classes of Preferred Stock which shall rank below or on a parity with the Series C Convertible Preferred Stock without the consent of the holders of the Series C Convertible Preferred Stock.


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         3. DIVIDENDS.

            (a) Dividend rates on the shares of Series C Convertible Preferred Stock shall be at a rate of $0.105 per share per annum (i) for the period (the "Initial Dividend Period") pro rated on a daily basis from the date on which the first share of the Series C Convertible Preferred Stock was originally issued (the "Original Issue Date") to and including June 30, 1999, and (ii) for each quarterly dividend period (the "Quarterly Dividend Period"), which Quarterly Dividend Periods shall commence on April 1, July 1, October 1 and January 1, in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. Such dividends shall be cumulative (but not compounded) and accrue quarterly from the date of original issue of such shares and shall be payable, if, when, and as declared by the Board of Directors out of funds legally available therefor, on July 1, 1999 (in respect of the Initial Dividend Period), on April 1 (in respect of the Quarterly Dividend Period beginning the preceding January 1), on July 1 (in respect of the Quarterly Dividend Period beginning the preceding April 1), on October 1 (in respect of the Quarterly Dividend Period beginning the preceding July 1) and on January 1 (in respect of the Quarterly Dividend Period beginning the preceding October 1) of each year thereafter. Each such dividend shall be paid to the holders of record of the Series C Convertible Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding thirty (30) days nor less than ten (10) days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. If declared, dividends shall be payable in cash.

            (b) No dividends shall be payable on any shares of Series C Convertible Preferred Stock unless all dividends that are accrued to the record date of such proposed dividends on shares of any class of the Corporation's capital stock ranking senior to the Series C Convertible Preferred Stock as to the payment of dividends shall have been paid or have been declared and a sum sufficient for the payment of those dividends reserved. No dividends shall be payable on any shares of any class of the Corporation's capital stock ranking junior to the Series C Convertible Preferred Stock as to the payment of dividends unless all accrued dividends on the Series C Convertible Preferred Stock to the record date of the proposed dividends on the junior class shall have been paid or have been declared and a sum sufficient for the payment of those dividends reserved.

            (c) Upon any conversion of any shares of Series C Convertible Preferred Stock as described in Section 6, the holders thereof shall be entitled to receive in cash, any accumulated, accrued or unpaid dividends in respect of such shares of the Series C Convertible Preferred Stock

         4. LIQUIDATION PREFERENCE.

            (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, including the liquidation preference payable on any shares of any class or series of the Corporation's capital stock ranking senior to the Series C Convertible Preferred Stock as to the payment of a liquidation preference, the holders of shares of Series C Convertible Preferred Stock shall be entitled to


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receive out of the assets of the Corporation, whether such assets are capital or surplus, $1.50 per share, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of shares or series thereof ranking junior to the Series C Convertible Preferred Stock with respect to the distribution of assets.

            (b) For purposes of this Section 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the shareholders of this Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution, or winding up within the meaning of this
Section 4.

            (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series C Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

            (d) No payment on account of such liquidation, dissolution or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series C Convertible Preferred Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series C Convertible Preferred Stock like proportionate distributive amounts, ratably, in proportion to the fully distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

         5. VOTING RIGHTS. In addition to all voting rights provided by applicable law, the affirmative vote or consent of the holders of a majority of the shares of the Series C Convertible Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any merger or consolidation of the Corporation with or into any other corporation which would result in the holders of the outstanding equity securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the voting equity securities of the surviving entity immediately following such transaction, or any sale, lease or conveyance of all or substantially all of its property or business, or any liquidation, dissolution or winding up of the Corporation.

         6. CONVERSION.

            6.1 VOLUNTARY CONVERSION. Each share of Series C Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time following the date that is three years after the date of issuance of such share, at the office of the Corporation or, if the Corporation shall have appointed a transfer agent for the Series C Convertible Preferred Stock, at the office of such transfer agent, into such number of fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect at the time of conversion determined as provided herein.


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            6.2 AUTOMATIC CONVERSION. Each share of Series C Convertible
Preferred Stock shall automatically be convertible into fully paid and nonassessable shares of Common Stock, immediately upon the happening of the following events: (a) the average of the closing bid price of the Common Stock on the Market is at least an amount equal to the Conversion Price multiplied by five (5) (i.e., $7.50 based upon the initial Conversion Price), for twenty (20) trading days within a thirty (30) consecutive trading day period, or (b) the Company has completed an underwritten public offering of its Common Stock in which the aggregate gross proceeds exceeds $7.5 million and the offering price exceeds $4.75 per share of Common Stock (appropriately adjusted for subdivisions and combinations of shares of Common Stock). Upon the automatic conversion of the Series C Convertible Preferred Stock into shares of Common Stock, the Company shall pay to all registered holders of Series C Convertible Preferred Stock all accrued and unpaid dividends through and including the date of such automatic conversion (the "Automatic Conversion Date"), and the person or persons entitled to receive the Common Stock issuable upon such automatic conversion shall be treated for all purposes as the record holder or holders of such Common Stock on the date following the Automatic Conversion Date. For purposes hereof, the term "Market" shall mean the National Association of Securities Dealers Automated Quotation System, the Nasdaq OTC Bulletin Board, the New York Stock Exchange, the American Stock Exchange or wherever the Common Stock then trades.

            6.3 CONVERSION PRICE. The Series C Convertible Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price per share in effect at the time of conversion into $1.50 for each share of Series C Convertible Preferred Stock being converted. The Conversion Price per share for the Series C Preferred Stock shall initially be $1.50. The initial Conversion Price for the Series C Convertible Preferred Stock shall be subject to adjustment from time to time as provided herein.

            6.4 MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon any conversion of Series C Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction. Before any holder of Series C Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or if the Corporation shall have appointed a transfer agent for the Series C Convertible Preferred Stock, at the office of such transfer agent, and shall give written notice to the Corporation at either such office that the holder elects to convert the same; PROVIDED, HOWEVER, that in the event of any automatic conversion pursuant to Section 6.2, the outstanding shares of Series C Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares, whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, if any; and PROVIDED, FURTHER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series C Convertible Preferred Stock are either delivered to the Corporation or its transfer agent, if any, as provided above, or the holder notifies the Corporation or its transfer agent, if any, that such certificates have been


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lost, stolen or destroyed and executes an agreement satisfactory to the
Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series C Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. In the case of any automatic conversion pursuant to Section 6.2, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the event causing the required conversion. The person or persons entitled to receive the shares of Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            6.5 ADJUSTMENTS FOR SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. If at any time or from time to time after the Original Issue Date the outstanding shares of Common Stock are subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect immediately prior to such combination or consolidation, shall be proportionately increased. Any adjustment under this Section 6.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

            6.6 ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time, or from time to time, after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series C Convertible Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series C Convertible Preferred Stock then in effect by a fraction:

                (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

PROVIDED, HOWEVER, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series C Convertible Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series C Convertible Preferred Stock shall be adjusted pursuant to this Section 6.6 as of the time of actual payment of such dividends or distributions.


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            6.7 ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the
Corporation at any time or from time to time after the Original Issue Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 6, then and in each such event the holders of Series C Convertible Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series C Convertible Preferred Stock been converted into Common Stock on the date of such event.

            6.8 ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the number of shares of Common Stock into which each share of Series C Convertible Preferred Stock may be converted shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series C Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Convertible Preferred Stock immediately before the change.

            6.9 REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a subdivision, combination, consolidation, reclassification, substitution or exchange of shares provided for elsewhere in this Section 6), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series C Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series C Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6 shall be applicable after that event as nearly equivalent as may be practicable.


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            6.10 NO IMPAIRMENT. Except as provided in Section 7, the Corporation will not, by amendment of its Restated and Amended Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Convertible Preferred Stock against impairment.

            6.11 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock into which each share of Series C Convertible Preferred Stock may be converted pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

         7. STATUS OF CONVERTED STOCK. If any shares of Series C Convertible Preferred Stock are repurchased or converted pursuant to Section 6, the shares so repurchased or converted shall not be reissued, shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Stock which may be reissued by the Corporation at any time as shares of any series of Preferred Stock, including shares of Series C Convertible Preferred Stock.

         C. The authorized number of shares of Series C Convertible Preferred Stock is 400,000, none of which has been issued.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         IN WITNESS WHEREOF, the undersigned have executed this certificate this 30th day of June, 1999.

                                                /S/ MICHAEL ARMANI
                                                --------------------------------
                                                Michael Armani, President

                                                /S/ DAVID STONE
                                                --------------------------------
                                                David Stone, Assistant Secretary


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